Exhibit 19.1
CFC ORGANIZATION POLICY

SECTION:    General                            NUMBER:     1.18
SUBJECT:    Insider Trading and Investment Limitations        DATE:         10/06/22

I.    PURPOSE

It is CFC’s policy to comply fully and to assist its directors, officers and other employees in complying with the letter and spirit of all securities laws applicable to transactions involving CFC and publicly traded securities. In this regard, CFC depends upon the conduct and diligence of the directors, officers and employees of CFC, in both their professional and personal capacities, to ensure full compliance with this policy. It is the personal obligation and responsibility of each such person to act in a manner consistent with the following policy regarding compliance with the insider trading provisions of the federal securities laws and to avoid the appearance of impropriety in the trading of CFC securities or other companies that have publicly traded securities (for example, Farmer Mac).

II.    POLICY

A.    Material Inside Information

1.    In the course of conducting CFC’s business, directors, officers and employees may come into possession of “material” information about CFC, or other entities, that generally is not available to the investing public. Information is generally considered “material” if its disclosure to the public would be likely to affect a reasonable investor’s decisions to buy or sell a security of CFC. Both positive and negative information can be material. Examples of information about CFC that may be considered material inside information include:

•unpublished financial results and reports;

•actions by the rating agencies that have not been publicly disclosed;

•developments in material litigation or regulatory actions or proceedings;

•major corporate developments or transactions that have not been disclosed publicly;

•information about a large member or borrower default;

•any event affecting a particular security (e.g., redemption, repurchases);

•information about any cybersecurity incident; and

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•any other information that could influence a reasonable investor’s decision to buy or sell securities of CFC.

2.    Information is considered to be nonpublic unless it is disclosed to the general public. Examples of effective public disclosure include public filings with the Securities and Exchange Commission (“SEC”) and the issuance of press releases by CFC. The information must not only be publicly disclosed; there also must be adequate time for the market as a whole to digest the information. If directors, officers or employees are uncertain about whether information is material inside information, they should refrain from (i) disclosing such information outside of CFC and (ii) trading in the securities of any entity for which you have material inside information. Any director, officer or employee who has questions about whether information is material inside information or what transactions are covered by this policy should consult with Corporate Compliance or the General Counsel.

3.    During the period that material inside information relating to the business or affairs of CFC or other entity is not available to the general public, it must be kept in strict confidence. Accordingly, such information should be discussed only with persons who have a “need to know.” The utmost care and consideration must be exercised at all times. Thus, conversations in public places, such as elevators, restaurants and airplanes, should be limited to matters that do not involve information of a sensitive or confidential nature.

B.    Restrictions on Trading and Tipping; Window Period

1.    In accordance with the federal securities laws, no director, officer or employee of CFC may buy or sell securities on the basis of material nonpublic information regarding CFC or any company which has disclosed any material inside information to such person (for example, a CFC borrower or a company engaged in a transaction with CFC or a CFC borrower).

2.    Federal securities laws strictly prohibit the misuse of inside information for trading purposes. In light of CFC’s responsibilities under federal securities laws, CFC has adopted the following procedures regarding trading of CFC securities by directors, officers and employees:

a.    No director, officer or employee of CFC nor any person affiliated with a director, officer or employee, including family members and business entities with respect to which an individual is a director, officer or large stockholder, may buy or sell securities or engage in any other action to take advantage of, or pass on to others, material nonpublic information regarding CFC or any other company. CFC directors, officers and employees are personally responsible for ensuring that they and their family members comply with the provisions and intent of this policy.

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b.    Subject to the limitations set forth in the prior paragraph and the absence of written notice to the contrary from the General Counsel or Corporate Compliance, directors, officers and employees of CFC may trade CFC’s securities only during established “window periods.” Window periods will generally open on the third (3rd) trading day following the filing with the SEC of CFC’s quarterly or annual financial results and remain open for thirty (30) trading days thereafter. Corporate Compliance will send an email to all directors, officers and employees announcing the opening and closing of each window period.

c.    Trading of CFC securities by directors, officers and employees of CFC during any other time is strictly prohibited unless such sale or purchase is pre-cleared in writing by the General Counsel or Corporate Compliance at least three (3) trading days before the execution of any such proposed transaction. Any request to enter into such a transaction should be delivered to the General Counsel or Corporate Compliance in writing and should include the following: (i) the date of the proposed transaction, (ii) the type and number of securities involved, (iii) the proposed consideration to be paid or received in the transaction, and (iv), with respect to a proposed purchase, who will own the securities involved in the transaction.

d.    Pre-clearance will be granted or denied in accordance with the requirements and procedures promulgated by Corporate Compliance. In determining, whether to grant or deny such approval, Corporate Compliance may consider, among other things, whether the transaction is a significant investment, possession of material nonpublic information and the ordinary course of material nonpublic information possession based on the duties and responsibilities of a director, officer and employee. All approved pre-clearance transactions must be completed within three (3) trading days following approval, or additional written pre-clearance is required before the securities may be traded.

e.    Trading at times prohibited by this policy or without specific written approval as provided above is a violation of this Policy. Because directors, officers and employees of CFC may receive material nonpublic information, confining trading in CFC securities to the limitations set forth in this policy will help ensure that trading is not based on material information that is not available to the public.

f.    In order to avoid “tipping” inside information to others in violation of applicable law, directors, officers and employees should exercise care both when speaking to others at CFC who do not have a “need to know” and when communicating (whether

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verbally, by e-mail or otherwise) with family, friends, and other persons not associated with CFC.

g.    The ethical and business principles underlying this policy extend beyond the requirements of the applicable securities laws and are based on CFC’s Organization Policy No. 1.07 (Ethics Policy). To avoid even the appearance of impropriety, directors, officers and employees should refrain from making personal recommendations regarding the securities of CFC. Using social media to post statements regarding CFC securities may be seen as a recommendation to buy or sell securities.

C.    Liability and Consequences.

The penalties under federal securities laws for violating the insider trading provisions are severe. The courts can levy damages, fines and criminal penalties (including prison terms) against persons who misuse inside information in connection with the purchase or sale of securities or who reveal confidential information to others who then trade on the basis of that information. Moreover, there may be adverse consequences for CFC if action is not taken to prevent insider trading violations. Any person found to have committed such a violation will be subject to dismissal or other disciplinary action and to possible claims for damages sustained by CFC as a result of any such activities.

III.    APPLICATION OF POLICY; IMPLEMENTATION

A.    This policy applies to all directors, officers and employees of CFC. This policy is supplemental to and is not intended to supersede or replace any other CFC Organization Policy.

B.    All directors, officers and employees shall acknowledge in writing or electronically his/her receipt, understanding and agreement to be bound by the terms of this policy as stated in the form attached as Exhibit A.

C.    The Board of Directors hereby delegates to the Chief Executive Officer or his designee(s) the authority to implement this policy.

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IV.    BOARD ESTABLISHMENT OF POLICY
    This policy was established by the Board of Directors at its meeting December 12, 2007.

    Amendments
    December 2014
    May 2018
    December 2018
    December 2019
    October 2022

APPROVED:	/s/ Bruce A. Vitosh
President

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Exhibit A
Policy 1.18

Affirmation of Receipt, Understanding and Agreement
Organization Policy No. 1.18 (Insider Trading and Investment Limitations)

The undersigned has received and read Organization Policy No. 1.18 (Insider Trading and Investment Limitations) and agrees to abide by the terms of the policy.

Signed:    ________________________

Date:        ________________________